EXHIBIT 99.1

Affirmative Insurance Holdings Reports Fourth Quarter and Full Year 2009 Financial Results

ADDISON, Texas, March 31, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the fourth quarter and full year ended December 31, 2009.

Operating Performance

  Gross premiums written for the fourth quarter of 2009 decreased $3.3 million, or 3.9%, compared with the fourth quarter of 2008. For 2009, gross premiums written decreased $17.2 million, or 4.5%, compared with 2008. Both declines were due to the economic environment.

  Total revenues for the fourth quarter of 2009 increased to $110.8 million, a 9.8% increase from $100.9 million in the fourth quarter of 2008. Total revenues for 2009 increased $9.8 million, or 2.2%, to $456.2 million from $446.4 million for 2008.

  Net premiums earned increased by $8.0 million, or 9.8%, to $89.4 million for the fourth quarter of 2009.   Net premiums earned for 2009 increased $8.1 million, or 2.3%, compared with 2008. These increases were primarily due to the increase in retention for the Louisiana and Alabama business as a result of the termination of the quota-share reinsurance agreement.

  Net investment income for the fourth quarter of 2009 decreased $0.6 million, or 22.0%, to $2.1 million. Net investment income for 2009 decreased $4.3 million, or 31.3%, compared with 2008.  These deceases were primarily the result of the lower interest rate environment and a decline in average invested balances.

  Losses and loss adjustment expenses for the fourth quarter of 2009 increased $4.1 million, or 6.6%, to 74.2% of net earned premium (the loss ratio), compared with a loss ratio of 76.4% in the fourth quarter of 2008. Losses and loss adjustment expenses for 2009 increased $13.8 million, or 5.0%, compared with 2008. The loss ratio was 78.9% in 2009, compared with 76.8% in 2008. The increases in loss and loss adjustment expenses were primarily due to increased losses from adverse development on reserve estimates for prior years primarily due to our Florida business.

  Selling, general and administrative expenses increased $13.8 million in the fourth quarter of 2009, or 44.3%, to $45.0 million, compared with $31.2 million in the fourth quarter of 2008. In 2009, selling, general and administrative expenses increased $23.8 million, or 17.1%, compared with 2008. These increases were primarily related to a reduction in ceding commission due to the termination of the Louisiana and Alabama quota-share agreement, a reallocation of expenses from unallocated loss adjustment expenses to more accurately reflect claim handling costs in unallocated loss adjustment expenses and contingent commissions related to prior period development.

  Interest expense was $6.4 million in the fourth quarter of 2009, compared with $4.3 million in the fourth quarter of 2008.  For 2009, interest expense was $23.5 million, compared with $18.4 million in 2008. These increases were due to loan discount amortization and a higher interest rate as a result of the senior secured credit facility modification in March 2009.

  Income tax expense from continuing operations was $27.0 million for the fourth quarter of 2009, compared with $1.5 million for the fourth quarter of 2008. For 2009, income tax expense from continuing operations was $22.4 million, compared with an income tax benefit of $0.8 million for 2008.  A $31.6 million non-cash valuation allowance for deferred tax assets was established during the fourth quarter of 2009. The valuation allowance has no impact on the Company's ability to offset taxes in the future in its tax returns from its net operating loss carryforward.

  The loss from continuing operations for the fourth quarter of 2009 was $33.6 million, compared with $1.8 million of income for the fourth quarter of 2008. For 2009, the loss from continuing operations was $37.0 million, compared with income of $6.2 million for 2008.

  The net loss for the fourth quarter of 2009 was $35.5 million, compared with $1.1 million of net income in the fourth quarter of 2008. The net loss for 2009 was $38.9 million, compared with net income of $1.4 million for 2008.

Additional Information

  Total debt outstanding as of December 31, 2009 of $188.4 million decreased 11.8% compared to $213.6 million as of December 31, 2008.

  A $19.4 million pretax, non-cash gain on extinguishment of debt was recorded in connection with the amendment of the senior secured credit facility in March 2009. This gain resulted from the $24.2 million discount representing the difference between the carrying value of the original credit agreement and the fair value of the new modified credit agreement, net of fees and other costs. Interest expense recorded for 2009 included $6.4 million of non-cash amortization of debt discount and debt issuance costs.

  The modification of the senior credit facility resulted in the interest rate swaps becoming ineffective as cash flow hedges. Loss on interest rate swaps for 2009 was $6.4 million, which included $4.1 million of a non-cash fair value adjustment.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," , or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Years Ended December 31, 2009 and 2008
(in thousands, except per share data)
	2009	2008

Revenues
Net premiums earned	$ 365,416	$ 357,301
Commission income and fees	79,368	76,453
Net investment income	9,441	13,749
Net realized gains (losses)	2,827	(10,696)
Other income (loss)	(817)	9,647
Total revenues	456,235	446,454

Expenses
Losses and loss adjustment expenses	288,204	274,391
Selling, general and administrative expenses	162,688	138,925
Depreciation and amortization	9,475	9,072
Total expenses	460,367	422,388
Operating income (loss)	(4,132)	24,066
Gain on extinguishment of debt	19,434	—
Loss on interest rate swaps	(6,412)	—
Interest expense	23,542	18,404
Other intangible assets impairment	—	212
Income (loss) from continuing operations before income tax expense	(14,652)	5,450
Income tax expense (benefit)	22,394	(786)
Income (loss) from continuing operations	(37,046)	6,236
Discontinued operations
Loss from operations (including loss on disposal of $961 in 2009)	(1,835)	(2,990)
Other intangible assets impairment	—	(4,397)
Income tax benefit	—	(2,589)
Loss from discontinued operations	(1,835)	(4,798)
Net income (loss)	$ (38,881)	$ 1,438

Basic income (loss) per common share:
Continuing operations	$ (2.40)	$ 0.40
Discontinued operations	(0.12)	(0.31)
Net income (loss)	$ (2.52)	$ 0.09

Diluted income (loss) per common share:
Continuing operations	$ (2.40)	$ 0.40
Discontinued operations	(0.12)	(0.31)
Net income (loss)	$ (2.52)	$ 0.09

Dividends declared per common share	$ —	$ 0.08

CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205